                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1)*

                          Trico Marine Services, Inc.
    -----------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.01 per share
    -----------------------------------------------------------------------
                        (Title of Class of Securities)

                                   896106101
                            -----------------------
                                (CUSIP Number)

                                                     Copy to:
     James C. Comis, III                             John S. Watson
     Inverness Management LLC                        Vinson & Elkins L.L.P.
     660 Steamboat Road                              1001 Fannin, Suite 2300
     Greenwich, Connecticut 06830                    Houston, Texas 77002
     (203) 629-9492                                  (713) 758-2222

    -----------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                 June 28, 1999
    -----------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of (SS)240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

NOTE: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See (S)240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 22 pages

-----------------------
  CUSIP NO. 896106101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         INVERNESS/TRICO INVESTORS, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2       (a) [X]
         (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
        00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF              NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                            8,000,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            8,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
         8,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
         28.2
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
         00
------------------------------------------------------------------------------

                              Page 2 of 22 pages

-----------------------
  CUSIP NO. 896106101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         INVERNESS/PHOENIX PARTNERS LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2       (a) [X]
         (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
        00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF              NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                            8,000,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            8,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
         8,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
         28.2
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
         PN
------------------------------------------------------------------------------

                              Page 3 of 22 pages

-----------------------
  CUSIP NO. 896106101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         EXECUTIVE CAPITAL PARTNERS I LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2       (a) [X]
         (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
        00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF              NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                            8,000,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            8,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
         8,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)
         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
         28.2
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
         PN
------------------------------------------------------------------------------

                              Page 4 of 22 pages

-----------------------
  CUSIP NO. 896106101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         INVERNESS/PHOENIX CAPITAL LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2       (a) [X]
         (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
        00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF              NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                            8,000,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            8,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
         8,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)
         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
         28.2
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
         00
------------------------------------------------------------------------------

                              Page 5 of 22 pages

-----------------------
  CUSIP NO. 896106101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         INVERNESS MANAGEMENT FUND I LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2       (a) [X]
         (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
        00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF              NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                            8,000,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            8,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
         8,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)
         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
         28.2
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
         00
------------------------------------------------------------------------------


                              Page 6 of 22 pages

-----------------------
  CUSIP NO. 896106101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         WMD INVESTORS, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2       (a) [X]
         (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
        00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF              NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                            8,000,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            8,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
         8,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)
         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
         28.2
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
         PN
------------------------------------------------------------------------------


                              Page 7 of 22 pages

-----------------------
  CUSIP NO. 896106101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         KEY-COMIS LIMITED PARTNERSHIP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2       (a) [X]
         (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
        00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF              NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                            8,000,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            8,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
         8,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)
         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
         28.2
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
         PN
------------------------------------------------------------------------------


                              Page 8 of 22 pages

-----------------------
  CUSIP NO. 896106101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         WMD LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2       (a) [X]
         (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
        00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF              NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                            8,000,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            8,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
         8,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)
         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
         28.2
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
         00
------------------------------------------------------------------------------


                              Page 9 of 22 pages

-----------------------
  CUSIP NO. 896106101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         J.C. COMIS LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2       (a) [X]
         (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
        00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF              NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                            8,000,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            8,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
         8,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)
         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
         28.2
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
         00
------------------------------------------------------------------------------


                              Page 10 of 22 pages

-----------------------
  CUSIP NO. 896106101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         W. MCCOMB DUNWOODY
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2       (a) [X]
         (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
        00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        UNITED STATES
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF              NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                            8,000,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            8,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
         8,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)
         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
         28.2
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
         IN
------------------------------------------------------------------------------


                              Page 11 of 22 pages

-----------------------
  CUSIP NO. 896106101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         JAMES C. COMIS, III
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2       (a) [X]
         (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
        00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        UNITED STATES
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF              NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                            8,000,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            8,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
         8,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)
         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
         28.2
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
         IN
------------------------------------------------------------------------------


                              Page 12 of 22 pages

-----------------------
  CUSIP NO. 896106101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         DPCM HOLDINGS, INC.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2       (a) [X]
         (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
        00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        ILLINOIS
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF              NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                            8,000,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            8,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
         8,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)
         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
         28.2
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
         CO
------------------------------------------------------------------------------


                              Page 13 of 22 pages

-----------------------
  CUSIP NO. 896106101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         PHOENIX INVESTMENT PARTNERS, LTD.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2       (a) [X]
         (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
        00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF              NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                            8,000,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            8,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
         8,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)
         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
         28.2
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
         IA
------------------------------------------------------------------------------


                              Page 14 of 22 pages

-----------------------
  CUSIP NO. 896106101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2       (a) [X]
         (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
        00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        NEW YORK
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF              NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                            8,000,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            8,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
         8,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)
         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
         28.2
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
         IC
------------------------------------------------------------------------------


                              Page 15 of 22 pages

                                 SCHEDULE 13D
                               (Amendment No. 1)

     This Amendment No. 1 amends and supplements the statements on Schedule 13D of (1) Inverness/Phoenix Partners LP, (2) Executive Capital Partners I LP, (3) Inverness/Phoenix Capital LLC, (4) Inverness Management Fund I LLC, (5) WMD Investors, L.P., (6) Key-Comis Limited Partnership, (7) WMD LLC, (8) J.C. Comis LLC, (9) W. McComb Dunwoody, (10) James C. Comis, III, (11) DPCM Holdings, Inc.,
(12) Phoenix Investment Partners, Ltd. and (13) Phoenix Home Life Mutual Insurance Company, dated June 2, 1999 (the "Statement"). This Amendment No. 1 is being filed in connection with the acquisition by Inverness/Trico Investors, LLC, a Delaware limited liability company (the "Trico Fund"), of 4,000,000 shares of Common Stock pursuant to the terms of the Purchase Agreement.

     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Statement. Except as expressly set forth in this Amendment No. 1, there have been no material changes in the information contained in the Statement.

ITEM 2.  IDENTITY AND BACKGROUND.

     The information set forth in Item 1 of the Statement is hereby amended and supplemented as follows:

     This Statement is being filed by each of the following persons pursuant to Rules 13d-1(a) and 13d-1(k) promulgated by the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (1) the Trico Fund, by virtue of its direct beneficial ownership of shares of Common Stock, (2) the Fund, by virtue of its being a controlling member of the Trico Fund and its direct beneficial ownership of shares of Common Stock; (3) the Executive Fund, by virtue of its being a controlling member of the Trico Fund and its direct beneficial ownership of shares of Common Stock; (4) the General Partner, by virtue of its being the general partner of the Fund and the general partner of the Executive Fund; (5) Inverness, by virtue of its being a controlling member of the General Partner; (6) WMD Investors, by virtue of its being a controlling member of Inverness; (7) Key-Comis, by virtue of its being a controlling member of Inverness; (8) WMD, by virtue of its being the general partner of WMD Investors; (9) JCC, by virtue of its being the general partner of Key-Comis;
(10) Dunwoody, by virtue of his being a controlling member of WMD; (11) Comis, by virtue of his being a controlling member of JCC; (12) DPCM, by virtue of its being a member of the General Partner; (13) PXP, by virtue of its ownership of all of the outstanding common stock of DPCM; and (14) Phoenix, by virtue of its ownership of approximately 60% of the outstanding common stock of PXP. The Trico Fund, the Fund, the Executive Fund, the General Partner, Inverness, WMD Investors, Key-Comis, WMD, JCC, Dunwoody, Comis, DPCM, PXP and Phoenix are sometimes referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." The Trico Fund, the Fund, the Executive Fund, the General Partner, Inverness, WMD Investors, Key-Comis, WMD, JCC, Dunwoody and Comis are sometimes referred to herein collectively as the "Inverness Persons."

                              Page 16 of 22 pages

     Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of information given by another Reporting Person. By their signatures on this Statement, each of the Reporting Persons agrees that this Statement is filed on behalf of such Reporting Person.

     The Reporting Persons may be deemed to constitute a "group" for purposes of
Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this Statement.

     The principal business of each of the Inverness Persons is to make investments in common and preferred stock and other interests in business organizations, domestic or foreign, with the principal objective of appreciation of capital invested. The address of the principal business and principal office of each of the Inverness Persons is c/o Inverness Management LLC, 660 Steamboat Road, Greenwich, Connecticut 06830.

     During the past five years, none of the Reporting Persons nor, to the best knowledge of the Reporting Persons, any of the persons listed on Schedule A attached hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the past five years, none of the Reporting Persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activity subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     The information set forth in Item 3 of the Statement is hereby amended and supplemented as follows:

     On June 28, 1999, the Trico Fund acquired 4,000,000 shares of Common Stock pursuant to the Purchase Agreement. The Trico Fund acquired the right to purchase such shares pursuant to an Assignment and Assumption Agreement, dated June 28, 1999 (the "Assignment Agreement"), by and among the Trico Fund, the Fund and the Executive Fund. The aggregate purchase price for the shares sold under the Purchase Agreement was $25,000,000. The Trico Fund utilized funds derived from capital contributions made by the members of the Trico Fund.

     A copy of the Assignment Agreement is attached hereto as Exhibit A and is incorporated by reference.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

     The information set forth in Item 5 of the Statement is hereby amended and supplemented as follows:

     At the close of business on June 30, 1999, the Fund and the Executive Fund had direct beneficial ownership of 4,000,000 shares of Common Stock and the Trico Fund had direct

                              Page 17 of 22 pages
beneficial ownership of 4,000,000 shares of Common Stock. The Reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Act, and therefore, each Reporting Person is deemed to have beneficial ownership of 8,000,000 shares of Common Stock (the "Shares"). Such ownership represents 28.2% of the Common Stock outstanding based on the number of shares of Common Stock outstanding (20,378,416) as contained in the Issuer's Definitive Proxy Statement on Schedule 14A (filed May 10, 1999) and including as outstanding the 4,000,000 shares of Common Stock issued to the Fund and the Executive Fund and the 4,000,000 shares of Common Stock issued to the Trico Fund. Such securities were acquired pursuant to the transactions described in Item 3 of this Amendment No. 1 and of the Statement.

     Each of the Reporting Persons has shared voting and dispositive power with respect the Shares.

     No person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

     Exhibit A:  Assignment and Assumption Agreement, dated as of June 28, 1999, by and among the Trico Fund, the Fund and the Executive Fund.

     Exhibit B:  Joint Filing Agreement, dated July 8, 1999, by and among each of the Reporting Persons.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  July 8, 1999


                              Page 18 of 22 pages

                             INVERNESS/TRICO INVESTORS, LLC

                               By: INVERNESS/PHOENIX PARTNERS LP,
                                       its Managing Member

                               By: INVERNESS/PHOENIX CAPITAL LLC,
                                       its General Partner

                               By: INVERNESS MANAGEMENT FUND I LLC,
                                       its Managing Member

                               By: WMD INVESTORS, L.P.,
                                       its Managing Member

                               By: WMD LLC,
                                       its General Partner


                               By: /s/ W. McComb Dunwoody
                                   -----------------------------------
                                  Name:  W. McComb Dunwoody
                                  Title: Managing Member

                            INVERNESS/PHOENIX PARTNERS LP

                               By: INVERNESS/PHOENIX CAPITAL LLC,
                                       its General Partner

                               By: INVERNESS MANAGEMENT FUND I LLC,
                                       its Managing Member

                               By: WMD INVESTORS, L.P.,
                                       its Managing Member

                               By: WMD LLC,
                                       its General Partner


                               By: /s/ W. McComb Dunwoody

                                 Name: W. McComb Dunwoody
                                 Title: Managing Member


                              Page 19 of 22 pages

                             EXECUTIVE CAPITAL PARTNERS I LP

                               By: INVERNESS/PHOENIX CAPITAL LLC,
                                       its General Partner

                               By: INVERNESS MANAGEMENT FUND I LLC,
                                       its Managing Member

                               By: WMD INVESTORS, L.P.,
                                       its Managing Member

                               By: WMD LLC,
                                       its General Partner

                               By: /s/ W. McComb Dunwoody
                                   -----------------------------------
                                   Name:  W. McComb Dunwoody
                                   Title: Managing Member


                             INVERNESS/PHOENIX CAPITAL LLC

                               By: INVERNESS MANAGEMENT FUND I LLC,
                                       its Managing Member

                               By: WMD INVESTORS, L.P.,
                                       its Managing Member

                               By: WMD LLC,
                                       its General Partner


                               By: /s/ W. McComb Dunwoody
                                   -----------------------------------
                                   Name:  W. McComb Dunwoody
                                   Title: Managing Member


                              Page 20 of 22 pages

                             INVERNESS MANAGEMENT FUND I LLC

                               By: WMD INVESTORS, L.P.,
                                       its Managing Member

                               By: WMD LLC,
                                       its General Partner


                               By: /s/ W. McComb Dunwoody
                                   -----------------------------------
                                  Name:  W. McComb Dunwoody
                                  Title: Managing Member


                             WMD INVESTORS, L.P.

                               By: WMD LLC,
                                       its General Partner


                               By: /s/ W. McComb Dunwoody
                                   -----------------------------------
                                   Name:  W. McComb Dunwoody
                                   Title: Managing Member

                             KEY-COMIS LIMITED PARTNERSHIP

                               By: J.C. COMIS LLC,
                                       its General Partner


                               By: /s/ James C. Comis
                                   -----------------------------------
                                   Name:  James C. Comis, III
                                   Title: Managing Member

                             WMD LLC


                               By: /s/ W. McComb Dunwoody
                                   -----------------------------------
                                   Name:  W. McComb Dunwoody
                                   Title: Managing Member

                             J.C. COMIS LLC


                               By: /s/ James C. Comis
                                   -----------------------------------
                                   Name:  James C. Comis, III
                                   Title: Managing Member


                              Page 21 of 22 pages

                                   /s/ W. McComb Dunwoody
                                   -----------------------------------
                                       W. McComb Dunwoody


                                   /s/ James C. Comis
                                   -----------------------------------
                                       James C. Comis, III

                             DPCM HOLDINGS, INC.


                               By: /s/ Michael E. Haylon
                                   -----------------------------------
                                   Name:  Michael E. Haylon
                                   Title: Executive Vice President

                             PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY


                               By: /s/ John H. Beers
                                   -----------------------------------
                                   Name:  John H. Beers
                                   Title: Vice President

                            PHOENIX INVESTMENT PARTNERS, LTD.


                               By: /s/ Michael E. Haylon
                                   -----------------------------------
                                   Name:  Michael E. Haylon
                                   Title: Managing Director


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS
                             (SEE 18 U.S.C. 1001)


                              Page 22 of 22 pages